Exhibit 10
AGREEMENT BY AND BETWEEN
The Peoples National Bank
Easley, South Carolina
And
The Comptroller of the Currency

The Peoples National Bank, Easley, South Carolina (“Bank”), and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller has found unsafe or unsound banking practices relating to credit administration and earnings performance at the Bank.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii). See 12 U.S.C. § 1831i.

(4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

Kent D. Stone, Assistant Deputy Comptroller
Carolinas Field Office
212 South Tryon Street, Suite 700
Charlotte, NC 28281

ARTICLE II
COMPLIANCE COMMITTEE

(1) Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least five (5) directors, of which no more than two (2) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.

(2) The Compliance Committee shall meet at least monthly.

(3) Within ninety (90) days of the date of this Agreement and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;
(b)	actions taken to comply with each Article of this Agreement; and
(c)	the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III
CAPITAL PLAN

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a three year capital program. The program shall include:

(a)	specific plans for the maintenance of adequate capital levels in relation to the bank’s risk profile;
(b)	projections for growth and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;
(c)	projections of the sources and timing of additional capital to meet the Bank’s current and future needs;
(d)	identification of the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank’s needs;
(e)	contingency plans that identify alternative methods should the primary source(s) under subpart (d) above not be available; and
(f)	a dividend policy that permits the declaration of a dividend only:
(i)	when the Bank is in compliance with its approved capital program;
(ii)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and
(iii)	after obtaining a prior written determination of no supervisory objection from the Assistant Deputy Comptroller.

(2) Upon completion, the Bank’s capital program shall be submitted to the Assistant Deputy Comptroller for prior determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the capital program. The Board shall review and update the Bank’s capital program on an annual basis, or more frequently if necessary. Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE IV
PROFIT PLAN

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written profit plan to improve and sustain the earnings of the Bank. This plan shall include, at minimum, the following elements:

(a)	identification of the major areas in and means by which the Board will seek to improve the Bank’s operating performance;
(b)	realistic and comprehensive budgets, including projected balance sheets and year-end income statements;
(c)	a budget review process to monitor both the Bank’s income and expenses, and to compare actual figures with budgetary projections; and
(d)	a description of the operating assumptions that form the basis for major projected income and expense components.

(2) The budgets and related documents required in paragraph (1) above for 2010 shall be submitted to the Assistant Deputy Comptroller upon completion. The Board shall submit to the Assistant Deputy Comptroller annual budgets as described in paragraph (1) above for each year this Formal Agreement remains in effect. The budget for each year shall be submitted on or before November 30, of the preceding year.

(3) The Board shall forward comparisons of its balance sheet and profit and loss statement to the profit plan projections to the Assistant Deputy Comptroller on a quarterly basis.

(4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

ARTICLE V
CRITICIZED ASSETS

(1) The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.

(2) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention.” The program shall include the development of Criticized Asset Reports (“CARs”) for all credit relationships totaling, in aggregate, three hundred fifty thousand ($350 thousand) dollars or more that are criticized as “doubtful,” “substandard,” or “special mention.” Each CAR shall cover an entire credit relationship and include, at a minimum, an analysis and documentation of the following:

(a)	the origination date and any renewal or extension dates, amount, purpose of the loan, and the originating and current loan officer(s);
(b)	the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment source(s);
(c)
the appraised value of supporting collateral and the position of the Bank’s lien on such collateral, where applicable, as well as other necessary documentation to support the current collateral valuation;

(d)	an analysis of current and complete credit information, including cash flow analysis where loans are to be repaid from operations;
(e)	results of any FAS 114 impairment analysis;
(f)	significant developments, including changes since the prior report; and
(g)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including an appropriate exit strategy.
(3) Upon adoption, a copy of the program for all criticized assets equal to or exceeding three hundred fifty thousand ($350 thousand) dollars shall be forwarded to the Assistant Deputy Comptroller.

(4) The Board, or a designated committee, shall conduct a review, on at least a monthly basis, to determine:

(a)	the status of each criticized asset or criticized portion thereof that equals or exceeds three hundred fifty thousand ($350 thousand) dollars;
(b)	management’s adherence to the program adopted pursuant to this Article;
(c)	the status and effectiveness of the written program; and
(d)	the need to revise the program or take alternative action.

(5) A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis.

(6) The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed three hundred fifty thousand ($350 thousand) dollars only if each of the following conditions are met:

(a)
the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b)	a comparison to the written program adopted pursuant to this Article that shows that the Board’s formal plan to collect or strengthen the criticized asset will not be compromised.
(7) A copy of the approval from the Board or designated committee, as established in paragraph (6) of this Article, shall be maintained in the file of the affected borrower.

(8) The Board shall develop and implement a written strategy designed to ensure that the bank’s level of Other Real Estate Owned (“OREO”) is reduced.

(9) Upon adoption, the Board shall submit a copy of the plans to the Assistant Deputy Comptroller.

(10) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the programs developed pursuant to this Article.

ARTICLE VI
CREDIT RISK IDENTIFICATION AND LOAN REVIEW

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to improve the Bank’s credit risk identification process. The program shall include, but not be limited to:

(a)	credit risk rating definitions consistent with applicable regulatory guidance, including income accrual status;
(b)	implementation of an effective training program for all lending staff;
(c)	procedures for early problem loan identification;
(d)	procedures to ensure accurate and timely risk grades, including loss recognition and identification of nonaccrual loans; and
(e)	establish loan officer accountability for failure to assign accurate and timely risk grades on loans under their respective supervision.
(2) Within sixty (60) days, the Board shall establish an effective independent loan review system to review the Bank’s loan and lease portfolios to assure the timely identification and categorization of problem credits. The system shall provide for a written report to be filed with the Board after each review and shall use a loan and lease grading system consistent with the guidelines set forth in “Rating Credit Risk” and “Allowance for Loan and Lease Losses” booklets of the Comptroller’s Handbook. Such reports shall include, at a minimum, conclusions regarding:

(a)	the overall quality of the loan and lease portfolios;
(b)	the identification, type, rating, and amount of problem loans and leases;
(c)	the identification and amount of delinquent loans and leases;
(d)	credit and collateral documentation exceptions;
(e)	the identification and status of credit related violations of law, rule or regulation;

(f)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (b) through (e) of the Article;

(g)	concentrations of credit; and
(h)	loans and leases not in conformance with the Bank’s lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.
(3) The Board shall evaluate the Bank’s external loan review firm to ensure objectives are met, and the scope, quality, and timelines are adequate.

(4) The Board shall evaluate loan review report(s) and ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the report(s).

(5) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the programs developed pursuant to this Article.

(6) A written description of the programs required by paragraphs (1) and (2) of this Article shall be forwarded to the Assistant Deputy Comptroller upon implementation.

(7) The Board shall submit a copy of loan review reports to the Assistant Deputy Comptroller upon receipt.

ARTICLE VII
CREDIT RISK

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to reduce the high level of credit risk in the Bank. The program shall include, but not be limited to:

(a)	procedures to strengthen credit underwriting, particularly in the non-owner occupied commercial real estate portfolio;
(b)	procedures to strengthen management of loan operations and to maintain an adequate, qualified staff in all lending functional areas;
(c)	procedures for strengthening collections; and
(d)	an action plan to control loan growth.
(2) The Board shall submit a copy of the program to the Assistant Deputy Comptroller.

(3) At least quarterly, the Board shall prepare a written assessment of the bank’s credit risk, which shall evaluate the Bank’s progress under the aforementioned program. The Board shall submit a copy of this assessment to the Assistant Deputy Comptroller.

(4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE VIII
LOAN PORTFOLIO MANAGEMENT

(1) The Board shall, within sixty (60) days, develop, implement, and thereafter ensure Bank adherence to a written program to improve the Bank’s loan portfolio management. The program shall include, but not be limited to:

(a)	procedures to ensure satisfactory and perfected collateral documentation;
(b)
procedures to ensure that any extension of credit (new, maturity extension, or renewal) is made only after obtaining and analyzing current credit information about the borrower and any guarantor sufficient to fully assess and analyze the borrower’s and guarantor’s cash flow, debt service requirements, contingent liabilities, and global liquidity condition, and only after the credit officer prepares a documented credit analysis, documents the reason or purpose for the extension of credit, and identifies the source of repayment in writing;

(c)	procedures to ensure conformance with loan approval requirements;
(d)	a system to track and analyze exceptions;
(e)
a performance appraisal process, including performance appraisals, job descriptions, and incentive programs for loan officers, which adequately consider their performance relative to policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters; and

(f)	procedures to track and analyze concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Bank’s loan and lease portfolios.

(2) Upon completion, a copy of the program shall be forwarded to the Assistant Deputy Comptroller.

(3) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to systems which provide for effective monitoring of:

(a)	early problem loan identification to assure the timely identification and rating of loans and leases based on lending officer submissions;
(b)	statistical records that will serve as a basis for identifying sources of problem loans and leases by industry, size, collateral, division, group, indirect dealer, and individual lending officer;
(c)	previously charged-off assets and their recovery potential;
(d)	compliance with the Bank’s lending policies and laws, rules, and regulations pertaining to the Bank’s lending function;
(e)	adequacy of credit and collateral documentation; and
(f)	concentrations of credit.
(4) Within sixty (60) days and monthly thereafter, management will provide the Board with written reports including, at a minimum, the following information:

(a)	the identification, type, rating, and amount of problem loans and leases;
(b)	the identification and amount of delinquent loans and leases;
(c)	credit and collateral documentation exceptions;

(d)	the identification and status of credit related violations of law, rule or regulation;
(e)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (a) through (d) of this Article and Paragraph;
(f)	an analysis of concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Bank’s loan and lease portfolios;
(g)	the identification and amount of loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Bank; and
(h)	the identification of loans and leases not in conformance with the Bank’s lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.
(5) The Board and senior management shall ensure that all lending personnel adhere to the program and systems developed pursuant to this Article and are held accountable for deviations from safe and sound credit risk management practices.

(6) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program and systems developed pursuant to this Article.

ARTICLE IX
CONCENTRATIONS OF CREDIT

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written asset diversification program consistent with OCC Banking Circular 255 and OCC Bulletin 2006-46. The program shall include, but not necessarily be limited to, the following:

(a)	a review of the balance sheet to identify any concentrations of credit;
(b)	a written analysis of any concentration of credit identified above in order to identify and assess the inherent credit, liquidity, and interest rate risk;
(c)	policies and procedures to control and monitor concentrations of credit;
(d)	ongoing market analysis for the various property types represented in the loan portfolio; and
(e)	an action plan approved by the Board to reduce the risk of any concentration deemed imprudent in the above analysis.
(2) For purposes of this Article, a concentration of credit is as defined in the “Loan Portfolio Management” booklet of the Comptroller’s Handbook.

(3) The Board shall ensure that future concentrations of credit are subjected to the analysis required by subparagraph (b) and that the analysis demonstrate that the concentration will not subject the Bank to undue credit or interest rate risk.

(4) The Board shall forward a copy of any analysis performed on existing or potential concentrations of credit to the Assistant Deputy Comptroller immediately following the review.

(5) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE X
LIQUIDITY

(1) The Board shall immediately ensure that the liquidity of the Bank is maintained at a level sufficient to sustain the Bank’s current operations and to withstand any anticipated or extraordinary demand against its funding base. Such actions shall include, but are not limited to:

(a)	reducing the level of liquidity risk at the institution;
(b)	improving the level of stable funding sources given the Bank’s anticipated liquidity and funding needs;
(c)	reduction of wholesale or credit-sensitive liabilities;
(d)	increase the amount of liquid assets; and
(e)	revision of the bank’s strategic plan in light of the requirements of this Article.
(2) The Board shall review the Bank’s liquidity on a quarterly basis. Such reviews shall consider, at a minimum:

(a)	a maturity schedule of certificates of deposit, including large uninsured deposits;
(b)	the volatility of demand deposits including escrow deposits;
(c)	the amount and type of loan commitments and standby letters of credit; and

(d)	an analysis of the continuing availability and volatility of present funding sources.
(3) The Board shall take appropriate action to ensure adequate sources of liquidity in relation to the Bank’s needs. Quarterly reports shall set forth liquidity requirements and sources and establish a contingency plan. Copies of these reports shall be forwarded to the Assistant Deputy Comptroller in the Bank’s quarterly report to the Assistant Deputy Comptroller.

ARTICLE XI
BROKERED DEPOSITS

(1) The Bank may accept Brokered Deposits (as defined by 12 C.F.R. § 337.6(a)(2)) for deposit at the Bank only after obtaining a prior written determination of no supervisory objection from the Assistant Deputy Comptroller.

(2) The limitation of paragraph one (1) shall include the acquisition of Brokered Deposits through any transfer, purchase, or sale of assets, including Federal funds transactions.

(3) If the Bank seeks to acquire Brokered Deposits, the Board shall apply to the Assistant Deputy Comptroller for written permission. Such application shall contain, at a minimum, the following:

(a)	the dollar volume, maturities, and cost of the Brokered Deposits to be acquired;
(b)	the proposed use of the Brokered Deposits (i.e., short-term liquidity or restructuring of liabilities to reduce cost);
(c)	alternative funding sources available to the Bank;

(d)	the reasons why the Bank believes that the acceptance of the Brokered Deposits does not constitute an unsafe or unsound practice in its particular circumstances; and
(e)	any additional information as the Assistant Deputy Comptroller may require as necessary to make an informed decision.
(4) Upon consideration of the Bank’s application, the Assistant Deputy Comptroller will determine whether the proposed acquisition of Brokered Deposits may be accomplished in a safe and sound manner and may condition the Bank’s acquisition as the Assistant Deputy Comptroller shall deem appropriate.

ARTICLE XII
CLOSING

(1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;
(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;
(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and
(d)	require corrective action be taken in a timely manner of any noncompliance with such actions.
(6) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

s/ Kent D. Stone	8/16/10
Kent D. Stone	Date
Assistant Deputy Comptroller Carolinas Field Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

s/ Paul C. Aughtry, III	8/16/10
Paul C. Aughtry, III	Date

s/ Charles E. Dalton	8/16/10
Charles E. Dalton	Date

s/ Robert E. Dye, Jr.	8/16/10
Robert E. Dye, Jr.	Date

s/ W. Rutledge Galloway	8/16/10
W. Rutledge Galloway	Date

s/ E. Smyth McKissick, III	9/1/10
E. Smyth McKissick, III	Date

s/ Eugene W. Merritt, Jr.	8/23/10
Eugene W. Merritt, Jr.	Date

s/ William R. Rowan, III	8/16/10
William R. Rowan, III	Date

s/ George W. Nalley	8/23/10
George W. Nalley	Date

s/ George W. Nalley, Jr.	8/16/10
George W. Nalley, Jr.	Date

s/Timothy J. Reed	8/16/10
Timothy J. Reed	Date

s/ R. Riggie Ridgeway	8/16/10
R. Riggie Ridgeway	Date

s/ L. Andrew Westbrook, III	8/16/10
L. Andrew Westbrook, III	Date